Exhibit 12

      STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          EXCLUDING CUMULATIVE EFFECTS OF ACCOUNTING CHANGES
                       (Dollars in millions)

                            Six Months
                              Ended
                             June 30,         YEAR ENDED DECEMBER 31,
                           -----------   --------------------------------
                           1996   1995   1995   1994   1993   1992    1991
                           ----   ----   ----   ----   ----   ----    ----
Determination
 of Earnings:

 Income from continuing
  operations..............$521    $473   $963   $817   $712  $595    $(247)(a)
 Income taxes............. 293     233    411    375    276   183     (102)(b)
 Fixed charges............ 126     120    229    208    220   283      325
 Less: Equity income -
  net of distributions....(14)    (34)   (59)   (10)   (34)  (47)     (84)
                          -----   -----  -----  -----  -----  -----   ------
   Total earnings,
      as defined..........$926    $792  $1,544 $1,390 $1,174 $1,014   $(108)
                          =====   =====  =====  =====  =====  =====   ======
Fixed Charges:

 Rents(c).................$24     $28     $51     $57   $54    $55     $59
 Interest and other
  financial charges.......102      92     178     151   166    228     266
                          -----   -----   -----  -----  ----- -----   -----
 Fixed charges............126     120     229     208   220    283     325
 Capitalized interest..... 11      12      21      23    29     27      26
                          -----   -----   -----  -----  ----- -----   -----
   Total fixed charges....$137    $132    $250   $231   $249  $310    $351
                          =====   =====   =====  =====  ===== =====   =====
Ratio of Earnings to
  Fixed Charges:..........6.76     6.00    6.18  6.02   4.71   3.27   (0.31)
                          =====   =====   =====  =====  ===== =====   =====




(a) Includes the effect of a provision for Streamlining and Restructuring charges as well as gains on asset sales by Union Texas resulting in a net after-tax charge of $615 million.
(b) Includes a tax benefit of $223 million related to (a) above.
(c) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor (one-third) on all rentals other than for capitalized leases.